Exhibit 4.1

THE PROGRESSIVE CORPORATION

2010 EQUITY INCENTIVE PLAN

SECTION 1. Establishment; Definitions.

(a) The Progressive Corporation, an Ohio corporation (the “Company”), hereby establishes an incentive compensation plan for key employees, to be known as “The Progressive Corporation 2010 Equity Incentive Plan,” as set forth in this document. The Plan permits the grant of Restricted Stock Units, Restricted Stock, Stock Options, and Stock Appreciation Rights to key employees of the Company and its Subsidiaries and Affiliates. The purpose of the Plan is to enable the Company to attract, retain, motivate and reward key employees of the Company and its Subsidiaries and Affiliates and strengthen the mutuality of interests between such key employees and the Company’s shareholders by offering such key employees equity or equity-based incentives.

(b) For purposes of the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any entity (other than the Company and its Subsidiaries) that is designated by the Board as a participating employer under the Plan.

“Award” means any award of Restricted Stock Units, Restricted Stock, Stock Options, or Stock Appreciation Rights under the Plan.

“Award Agreement” means an agreement setting forth the terms and conditions applicable to an Award granted to a Participant under the Plan.

“Award Installment” means, (i) if an Award consists of multiple installments, each with a separate Vesting Date, Expiration Date and/or other unique term or condition, any one of such installments, or (ii) if the Award consists of a single installment, then the entire Award.

“Board” means the Board of Directors of the Company.

“Cause” means a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which, in the judgment of the Committee, is harmful to the business or reputation of the Company or any Subsidiary or Affiliate; any material violation of any of the provisions of a Code of Conduct, or any confidentiality agreement, non-solicitation agreement, or other agreement between the Participant and the Company.

“Change in Control” means a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, each as defined and in, and determined in accordance with, Section 409A of the Code.

“Change in Control Price” means the Fair Market Value of the Stock on the New York Stock Exchange Composite Index on the last full trading day immediately preceding the occurrence of the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Code of Conduct” means the Company’s Code of Business Conduct and Ethics, Chief Executive Officer/Senior Financial Officers Code of Ethics, or any other Company code or standards of conduct applicable to the Participant from time to time.

“Committee” means the Compensation Committee of the Board.

“Company” means The Progressive Corporation, an Ohio corporation, or any successor corporation.

“Disqualification Date” means the earliest date as of which the Participant engaged in any Disqualifying Activity, as determined by the Committee.

“Disqualifying Activity” means any of the following acts or activities:

(i) directly or indirectly serving as a principal, shareholder, partner, director, officer, employee or agent of, or as a consultant or advisor or in any other capacity to, any business or entity which competes with the Company or its Subsidiaries or Affiliates in any business or activity then conducted by the Company or any of its Subsidiaries or Affiliates to an extent deemed material by the Committee, without the Company’s prior written consent; or

(ii) any disclosure by the Participant, or any use by the Participant for his or her own benefit or for the benefit of any other person or entity (other than the Company or its Subsidiaries or Affiliates), of any confidential information or trade secret of the Company or any of its Subsidiaries or Affiliates without the prior written consent of the Company; or

(iii) any material violation of any of the provisions any Code of Conduct or any agreement between the Participant and the Company, as determined by the Committee; or

(iv) making any other disclosure or taking any other action which is determined by the Committee to be materially detrimental to the business, prospects or reputation of the Company or any of its Subsidiaries or Affiliates; or

(v) the Participant fails, in any material respect, to perform his or her assigned responsibilities as an employee of the Company or any of its Subsidiaries or Affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with the Company or any of its Subsidiaries or Affiliates shall not constitute a Disqualifying Activity.

“Dividend Equivalent” means, with respect to an outstanding Restricted Stock Unit, an amount equal to a cash dividend paid or property distributed in respect of one share of Stock.

“Eligible Persons” has the meaning assigned to it in Section 4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date upon which an Award, or any portion thereof, is scheduled to expire or terminate if not exercised or vested prior thereto, as determined by the Committee and set forth in the related Award Agreement.

“Fair Market Value” means, as of any given date, the mean between the highest and lowest quoted selling price of the Stock on such date on the New York Stock Exchange or, if no such sale of the Stock occurs on the New York Stock Exchange on such date, then such mean price on the next succeeding day on which the Stock was traded on that Exchange. If the Stock is no longer traded on the New York Stock Exchange, then the Fair Market Value of the Stock shall be determined by the Committee in good faith.

“Family Member” means a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, a trust in which any of these persons (and/or the Participant) holds more than 50% of the beneficial interest, a foundation in which any of these persons (and/or the Participant) controls the management of assets and any other entity in which any of these persons (and/or the Participant) owns more than 50% of the voting interests.

“Good Reason” means, on or after the date of a Change in Control:

(i) any significant diminution or change in the individual’s duties, position (including status, title and reporting requirements), authority, or responsibilities, without his or her consent;

(ii) a decrease, as compared with the 12 months immediately preceding the Change in Control, in any of the Participant’s salary, cash bonus opportunity, the value of annual time-based and performance-based (if applicable) equity awards, the prompt reimbursement of appropriate business expenses as set forth in the Company’s policies immediately prior to the Change in Control, or allotted vacation time;

(iii) requiring the Participant to be based at any office location more than 25 miles from the office at which he or she was based immediately prior to the Change in Control;

(iv) denying the Participant the right to participate in savings, retirement and welfare benefit plans on the same basis as is available to other employees, subject to legal requirements; or

(v) requiring the Participant to travel on business to a substantially greater extent than required during the 12 months immediately preceding the Change in Control.

“Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option”, which satisfies the requirements of Section 422 of the Code or any successor section thereto.

“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Commission.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option Exercise Price” means the price at which a share of Stock may be purchased by a Participant pursuant to the exercise of an Option, as determined by the Committee and set forth in the related Option Award Agreement.

“Option Installment” means an Award Installment of Stock Options.

“Option Term” means the period commencing on the grant date of a Stock Option and terminating on the Expiration Date of such Option.

“Outside Director” shall have the meaning set forth in Section 162(m) of the Code and the regulations promulgated thereunder.

“Participant” means an Eligible Person who holds an outstanding Award granted under the Plan.

“Performance-Based Award” means any Performance-Based Restricted Stock Award, Performance-Based Restricted Stock Unit Award or other Award that will vest upon the Committee’s certification of the achievement of Performance Goals established by or under the direction of the Committee and set forth in the related Award Agreement, provided all other conditions to vesting have been met.

“Performance-Based Restricted Stock” means an Award of Restricted Stock, which will vest upon the Committee’s certification of the achievement of Performance Goals established by or under the direction of the Committee and set forth in the related Award Agreement, provided all other conditions to vesting have been met.

“Performance-Based Restricted Stock Unit” means an Award of a Restricted Stock Unit that will vest upon the Committee’s certification of the achievement of Performance Goals established by or under the direction of the Committee and set forth in the related Award Agreement, provided all other conditions to vesting have been met.

“Performance Goals” means the performance goals selected and established by the Committee with respect to any Performance-Based Award, which shall be based on objective criteria relating to one or more of the following measures:

(i)	Profitability:

•	combined ratio

•	target combined ratio

•	weighted combined ratio

•	variation in combined ratio from a targeted combined ratio

•	cohort combined ratio (the expected lifetime combined ratio for a group of policies commencing during a specified time period)

•	return on equity, or

•	return on revenue;

(ii)	Growth:

•	policies in force

•	vehicles insured

•	drivers insured

•	net earned premiums

•	earned premium per policy or per vehicle

•	earned car years

•	physical damage earned car years, or

•	net written premiums; and

(iii)	Other:

•	net income

•	net income per share, or

•	value of a share of Stock.

Performance goals may be measured on a company-wide, subsidiary or business unit basis, or any combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure.

“Plan” means The Progressive Corporation 2010 Equity Incentive Plan, as amended from time to time.

“Qualified Retirement” means any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (other than death or an involuntary termination for Cause) that (a) qualifies as a “separation from service” under Section 409A of the Code, and (b) occurs on or after the first day of the calendar month in which both of the following conditions are scheduled to be satisfied:

(i) the Participant is 55 years of age or older; and

(ii) the Participant has completed at least fifteen (15) years of service as an employee of the Company or its Subsidiaries or Affiliates;

provided, however, that on the Participant’s most recent performance evaluation (or, at or after a Change in Control, the Participant’s most recent performance evaluation preceding the Change in Control), he or she was determined to have “met” expectations (or a higher level of performance) or to have satisfied such other evaluation criteria then employed by the Company and its subsidiaries that indicates an acceptable (or higher) level of performance by the Participant for the period covered by such performance evaluation.

“Qualified Retirement Date” means the date as of which a Participant’s employment with the Company or its Subsidiaries or Affiliates terminates pursuant to a Qualified Retirement.

“Restricted Stock” means an Award of shares of Stock that is made pursuant to Section 7 and is subject to restrictions.

“Restricted Stock Unit” or “Unit” means the contractual right awarded pursuant to Section 6 of the Plan to receive one share of Stock upon the expiration of a specified time period or upon the satisfaction of specified Performance Goals, as determined by or under the direction of the Committee.

“Restriction Period” means the period commencing on the date of the Award and expiring on the date on which all restrictions thereon have lapsed and all conditions to vesting of such Award have been satisfied.

“Section 16 Participant” means a Participant under the Plan who is then subject to Section 16 of the Exchange Act.

“Senior Management Group” means the Chief Executive Officer and other members of the executive management team (i.e. the Chief Executive Officer’s Direct Reporting Group) determined, with respect to any Participant, on the date of the written notice of retirement given by such individual as provided in Section 10(c).

“Stock” means the Common Shares, $1.00 par value per share, of the Company.

“Stock Appreciation Right” means an Award of rights that is granted pursuant to Section 9.

“Stock Option” or “Option” means any option to purchase shares of Stock that is granted pursuant to Section 8.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Time-Based Award” means any Award that will vest upon the lapse of a time period determined by or under the direction of the Committee and specified in the related Award Agreement, provided all other conditions to vesting have been met.

“Time-Based Restricted Stock” means an Award of Restricted Stock that will vest upon the lapse of a time period determined by or under the direction of the Committee and specified in the related Award Agreement, provided all other conditions to vesting have been met.

“Time-Based Restricted Stock Unit” means an Award of a Restricted Stock Unit that will vest upon the lapse of a time period determined by or under the direction of the Committee and specified in the related Award Agreement, provided all other conditions to vesting have been met.

“Vesting Date” means the date on which all restrictions on an Award terminate and such Award vests, whether by reason of lapse of time, the achievement of specified Performance Goals or both.

SECTION 2. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall consist of not less than three directors of the Company, all of whom shall be Non-Employee Directors and Outside Directors. Committee members shall be appointed by the Board and shall serve on the Committee at the pleasure of the Board. The functions of the Committee specified in the Plan shall be exercised by the Board if and to the extent that no Committee exists which has the authority to so administer the Plan.

(b) The Committee shall have full power to interpret and administer the Plan and full authority to select the individuals to whom Awards will be granted and to determine the type and amount of Awards to be granted to each Participant, the consideration, if any, to be paid for such Awards, the timing of such Awards, the terms and conditions of Awards granted under the Plan and the terms and conditions of the related Award Agreements which will be entered into with Participants. As to the selection of and grant of Awards to Participants who are not Section 16 Participants, the Committee may delegate its responsibilities to members of the Company’s management consistent with applicable law.

(c) The Committee shall have the authority to adopt, alter, change and repeal such rules, regulations, guidelines and practices governing the Plan, from time to time, as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); to direct employees of the Company or other advisors to prepare such materials or perform such analyses as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the Plan.

(d) Any interpretation and administration of the Plan by the Committee, and all actions and determinations of the Committee, shall be final, binding and conclusive on the Company, its shareholders, Subsidiaries, Affiliates, all Participants in the Plan, their respective legal representatives, successors and assigns and all persons claiming under or through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

SECTION 3. Stock Subject to the Plan.

(a) Aggregate Stock Subject to the Plan. Subject to adjustment as provided in Section 3(c) below, (i) the total number of shares of Stock reserved and available for Awards under the Plan is 18,000,000, and (ii) the total number of shares of Stock available (but not reserved) for Awards of Incentive Stock Options is 1,000,000. Any Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

The actual or deemed reinvestment of dividends, other distributions or Dividend Equivalents in additional Stock, Restricted Stock or Restricted Stock Units, as applicable, shall only be permissible if sufficient shares of Stock are available under this Section 3 for such reinvestment (taking into account the then outstanding and previously granted Awards, subject to Sections 3(b) and (c) below).

(b) Forfeiture or Termination of Awards or Stock. If any Stock subject to any Award granted hereunder is forfeited or an Award otherwise terminates or expires without the issuance of Stock, the Stock that is subject to or reserved for such Award shall again be available for distribution in connection with future Awards under the Plan as set forth in Section 3(a), unless the Participant who had been awarded such forfeited Stock or the expired or terminated Award has theretofor received dividends or other benefits of ownership with respect to such Stock. For purposes hereof, a Participant shall not be deemed to have received a benefit of ownership with respect to such Stock or other Award by the exercise of voting rights or the accumulation of dividends or Dividend Equivalents which are not realized due to the forfeiture of such Stock or the expiration, forfeiture or termination of the related Award without issuance of such Stock.

(c) Adjustment. In the event of any merger, reorganization, consolidation, recapitalization (including, without limitation, extraordinary cash dividends), share dividend, share split, reverse share split, combination of shares or other change in the corporate or capital structure of the Company affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares of Stock reserved for issuance under the Plan, in the maximum number of shares or Units that may be subject to Awards granted to any Participant during any calendar year or other period, in the number and Option Exercise Price of shares subject to outstanding Options or Stock Appreciation Rights granted under the Plan, in the number of shares subject to Restricted Stock Awards granted under the Plan, and in the number of Restricted Stock Units granted under the Plan, to prevent dilution or enlargement of rights. Notwithstanding the foregoing, the number of shares subject to any Award of Restricted Stock, Stock Options or Stock Appreciation Rights shall always be a whole number, and any fractional shares shall be eliminated.

(d) Annual Award Limitation. No Participant may be granted Awards under the Plan with respect to an aggregate of more than 1,500,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) during any calendar year.

SECTION 4. Eligibility.

Officers and other key employees of the Company and its Subsidiaries and Affiliates (but excluding members of the Committee and any other person who serves only as a director) who are responsible for or contribute to the management, growth or profitability of the business of the Company or its Subsidiaries or Affiliates (“Eligible Persons”) are eligible to be granted Awards under the Plan.

SECTION 5. Terms and Conditions Applicable to all Awards.

(a) Grant. Subject to the terms and conditions of the Plan, Awards may be awarded to Eligible Persons at any time and from time to time as shall be determined by the Committee. The Committee shall determine the individuals to whom, and the time or times at which, grants of Awards will be made, the nature of each Award, the number of shares of Stock, Restricted Stock Units or other interests that are covered by or subject to such Award, the requirements for the vesting of such Award and any other restrictions applicable thereto, and the other terms and conditions of such Awards in addition to those set forth in Section 5(b) and in the following Sections that apply to each specific type of Award. In the event of any inconsistency between this Section 5 and any of the following Sections that apply to a specific type of Award, the provisions of the Section applying to that specific type of Award will control.

(b) Terms and Conditions. Awards made under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i) The purchase price for the Award, if any, shall be determined by the Committee at the time of grant.

(ii) Awards must be accepted by executing the related Award Agreement, delivering an executed copy of such Award Agreement to the Company and paying whatever price (if any) is required. A Participant who receives an Award shall not have any rights with respect to such Award unless and until such Participant has executed and delivered to the Company the applicable Award Agreement, in the form approved from time to time by the Committee, and has otherwise complied with the applicable terms and conditions of such Award Agreement. In the Company’s discretion, the execution and delivery of such Award Agreement may be accomplished electronically or by other legally acceptable means.

(iii) A Participant may be granted a Time-Based Award or a Performance-Based Award, or a combination thereof. The Committee, in its sole discretion, may provide for the lapse of the restrictions and conditions to vesting in Award Installments, as set forth in the related Award Agreement. The provisions of Awards need not be the same with respect to each Participant.

(iv) Notwithstanding anything to the contrary contained herein, the Committee, in its sole discretion, may reduce the amount of, or eliminate in full, the amount of Stock, Units or other interests that are subject to any Performance-Based Award at, or at any time prior to, the Committee’s certification of the vesting of such Award. The Committee, in its sole discretion, may treat individual Participants differently for these purposes. Any such determination by the Committee shall be final and binding on each Participant who is affected thereby. Under no circumstances shall the Committee have discretion to increase the distribution to any Participant in excess of the number of shares of Stock, Units or other interests that would have been awarded at vesting based on the Performance Goals and related formula and calculation approved by the Committee at the time of the applicable Award (except for adjustments under the circumstances described in Section 3(c)).

(v) Subject to the provisions of this Plan and the related Award Agreement, during the Restriction Period, the Participant who has received such Award shall not be permitted to sell, transfer, pledge, assign or otherwise encumber such Award or the Stock, Units or other interests which are subject to such Award , other than by will or by the laws of descent and distribution, except that, if determined by the Committee at the time of grant and so provided in the applicable Award Agreement, a Participant may transfer the applicable Stock, Units or other interests during his or her lifetime to one or more of his or her Family Members, provided that no consideration is paid for the transfer and that the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to the applicable Award. In such event, the transferee of the applicable Stock, Units or other interests will be subject to the Plan and to all restrictions, terms and conditions applicable to the Award (including, without limitation, the terms and conditions relating to vesting and forfeiture) prior to their transfer, except that the Award and the applicable Stock, Units and other interests will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

(vi) Unless otherwise determined by the Committee at or after the time of granting any Award, and except as provided in Section 10 hereof, if a Participant’s employment by the Company or any Subsidiary or Affiliate terminates for any reason other than death, all Awards held by such Participant that are unvested or subject to restriction at the time of such termination shall thereupon be forfeited. Without limiting the foregoing, upon a termination of a Participant’s employment for Cause, all outstanding Awards held by such Participant, whether then vested or unvested, shall automatically be terminated and forfeited.

(vii) Any Participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan or any other deferral plan hereafter adopted or maintained by the Company (in each case, a “Deferral Plan”) may elect to defer each Award granted to him or her under this Plan, subject to and in accordance with the terms of the applicable Deferral Plan.

SECTION 6. Restricted Stock Units.

(a) Grant. Subject to the terms and conditions of the Plan, Restricted Stock Units may be awarded to Eligible Persons at any time and from time to time as shall be determined by the Committee.

(b) Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Restricted Stock Units awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i) No instruments or certificates evidencing such Units will be issued, but record thereof will be maintained by the Company or its designee.

(ii) Awards of Performance-Based Restricted Stock Units will vest and all restrictions thereon will terminate upon the certification by the Committee of the achievement of the specified Performance Goals, provided all other conditions to vesting have been met. In the Committee’s discretion, such Awards of Performance-Based Restricted Stock Units may (A) stipulate a number of Units that will vest only in their entirety upon the satisfaction of the specified Performance Goals, (B) stipulate a number of Units that will vest either in whole or in part, depending on the level of achievement in comparison to the specified Performance Goals, pursuant to a formula, calculation or other objective mechanism approved by the Committee at the time of the Award, or (C) stipulate a target number of Units (the “Target”) that may vest in part, in whole or up to a specified multiple of the Target, depending on the level of achievement in comparison to the specified Performance Goals pursuant to a formula, calculation or other objective mechanism approved by the Committee at the time of the Award. In the case of any Award authorized under clause (C) of the previous sentence, a number of shares of Stock equal to the maximum possible distribution at vesting will be reserved by the Company until such time as the applicable distribution or forfeiture event occurs. If Performance-Based Restricted Stock Units do not vest in whole or in part under the applicable Performance Goals, on or before the Expiration Date, such Units will be forfeited.

(iii) The Participant shall not have the right to vote the shares of Stock represented by the Restricted Stock Units prior to the vesting of such Units.

(iv) The Participant shall not have the right to receive any dividends in respect of the shares of Stock represented by the Restricted Stock Units prior to the vesting of such Units. At the discretion of the Committee determined at the time of the Award, the Participant may be credited with Dividend Equivalents during the Restriction Period. In such case, unless determined otherwise by the Committee at or after the time of the Award and subject to Section 3(a) of the Plan:

(A) all Dividend Equivalents payable in respect of Restricted Stock Units shall be deemed reinvested on the date that the applicable dividend or distribution is made to the Company’s shareholders, in that number of Units determined by dividing the value of the Dividend Equivalent by the Fair Market Value of a share of Stock on such date. The Units resulting from the reinvestment of such Dividend Equivalents (1) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate, and (2) shall vest or be forfeited (if applicable), at the same time as the Restricted Stock Units to which they relate; and

(B) with respect to Awards of Performance-Based Restricted Stock Units described in Section 6(b)(ii)(B) and (C), Dividend Equivalents will be reinvested in Restricted Stock Units based on, as applicable, the number of Units comprising such Award or the Target number of Units stated in such

Award, and such reinvested Restricted Stock Units shall vest or be forfeited (to the extent applicable) in the same proportion as the underlying Units to which they relate.

If Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a), then the Committee, in its sole discretion, may determine alternative mechanism(s) to credit the value of those Dividend Equivalents to the Participants (provided that in all events, such Dividend Equivalents shall vest or be forfeited (if applicable), at the same time as the Restricted Stock Units to which they relate), or may discontinue the crediting of such Dividend Equivalents on a prospective basis only.

(v) If a Participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of death, then any Award of Restricted Stock Units held by such Participant at the time of death shall thereafter vest and any restrictions lapse, at the time and to the extent such Award would have become vested and no longer subject to restriction within one year from the time of death had the Participant continued to fulfill all of the conditions of the Award during such period; provided that (i) the determination of whether any such Award would have vested within one year from the Participant’s death shall be made without regard to whether the Participant could have been eligible for a Qualified Retirement during such one year period, and (ii) if the vesting of such Award is conditioned on or subject to the achievement of specified Performance Goals, such Performance Goals are achieved prior to the earlier of the expiration of such one year period or the Expiration Date of the Award. The balance of the Award, if any, shall be forfeited.

(vi) Upon the satisfaction of all conditions to vesting of, and the lapse of all other restrictions applicable to, all or part of an Award of Restricted Stock Units, as set forth in this Plan and the applicable Award Agreement, (A) the Company shall distribute to the Participant one share of Stock in exchange for each such vested Restricted Stock Unit, and (B) the applicable Restricted Stock Units shall be cancelled, and the shares of Stock so distributed shall not be subject to any further restrictions or limitations pursuant to this Plan. Unless determined otherwise by the Committee at any time prior to the applicable distribution, each fractional Restricted Stock Unit shall vest and be settled in an equal fraction of a share of Stock.

SECTION 7. Restricted Stock.

(a) Grant. Subject to the terms and conditions of the Plan, Restricted Stock may be awarded to Eligible Persons at any time and from time to time as shall be determined by the Committee.

(b) Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Restricted Stock awarded under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i) The purchase price for shares of Restricted Stock shall be determined by the Committee at the time of grant and may be equal to their par value or zero.

(ii) Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The stock certificate evidencing such shares of Restricted Stock shall be delivered to and held in custody by the Company, or its designee, until the restrictions thereon shall have lapsed or any conditions to the vesting of such Award have been satisfied.

Notwithstanding the foregoing, in the discretion of the Company, any shares of Restricted Stock awarded to any Participant may be issued and held in book entry form. In such event, no stock certificates evidencing such shares will be issued and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.

As a condition of any Restricted Stock Award, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Stock covered by such Award, or make such other arrangements with respect thereto as the Committee may require.

(iii) Except as provided otherwise in the Plan or the applicable Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock awarded, all of the rights of a shareholder of the Company, including the right to vote the Stock and the right to receive any dividends or other distributions. Notwithstanding the foregoing, the Committee may determine, with respect to any Award of Restricted Stock, that cash dividends or other distributions declared thereon shall not be paid or distributed immediately, but shall be and remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the shares of Restricted Stock to which such dividends or distributions relate. In each such instance, the Committee shall also determine at the time of the Award all necessary or appropriate details concerning such dividends and distributions, including, without limitation, whether such dividends and distributions will earn interest prior to vesting and, if so, the applicable interest rate or rates, or whether such dividends will be reinvested or deemed to be reinvested in additional Restricted Stock, Restricted Stock Units or other interests available to be awarded hereunder (subject to Section 3(a)), and how or when distribution thereof shall be made upon vesting, provided that the accumulation or reinvestment of dividends or distributions, and the ultimate distribution thereof to the Participant hereunder shall, in all events, be subject to and done in compliance with Section 409A of the Code, including, but not limited to, the requirement that any distribution to a “specified employee” payable on account of a “separation from service,” as such terms are defined under Section 409A of the Code, may not occur until six months and one day following such separation from service. Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

(iv) If a Participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of death, then any Award of Restricted Stock held by such Participant at the time of death shall thereafter vest and any restrictions lapse, at the time and to the extent such Award would have become vested and no longer subject to restriction within one year from the time of death had the Participant continued to fulfill all of the conditions of the Award during such period; provided that in each case (i) the determination of whether any such Award would have vested within one year from the Participant’s death shall be made without regard to whether the Participant could have been eligible for a Qualified Retirement during such one year period, and (ii) if the vesting of such Award is conditioned on or subject to the achievement of specified Performance Goals, such Performance Goals are achieved prior to the earlier of the expiration of such one year period or the Expiration Date of the Award. The balance of the Award, if any, shall be forfeited.

SECTION 8. Stock Options.

(a) Grant. Subject to the terms and conditions of the Plan, Stock Options may be granted to Eligible Persons at any time and from time to time, as shall be determined by the Committee. Stock Options granted under the Plan may be either of two types, which shall be indicated in the related Award Agreement: Incentive Stock Options or Non-Qualified Stock Options. Subject to Section 8(c) hereof, the Committee shall have the authority to grant to any Participant Incentive Stock Options, Non-Qualified Stock Options or a combination thereof.

(b) Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(i) The Option Exercise Price per share of Stock purchasable under a Non-Qualified Stock Option shall be determined by the Committee at the time of grant and shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. The Option Exercise Price per share of Stock purchasable under an Incentive Stock Option shall be determined by the Committee at the time of grant and shall be not less than 100% of the Fair Market Value of the Stock at the date of grant (or 110% of the Fair Market Value of the Stock at the date of grant in the case of a Participant who at the date of grant owns shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (as determined under Section 424(d), (e) and (f) of the Code) (a “10% Participant”)).

(ii) The Option Term shall be determined by the Committee at the time of grant and may not exceed ten years from the date the Option is granted (or, with respect to Incentive Stock Options, five years in the case of a 10% Participant).

(iii) Stock Options shall be exercisable at such time or times and subject to such terms and conditions (which may include, without limitation, the achievement of one or more Performance Goals) as shall be determined by the Committee at or after grant. If any Stock Option is exercisable only in installments or only after a specified vesting date, the Committee may accelerate or waive, in whole or in part, such installment exercise provisions or vesting date, at any time at or after grant based on such factors as the Committee shall determine, in its sole discretion, provided such action would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act.

(iv) Subject to whatever installment exercise provisions apply with respect to such Stock Option, and any other conditions to vesting, Stock Options may be exercised in whole or in part, at any time during the Option Term, by giving to the Company or its designee written or other appropriate notice of exercise specifying the number of shares of Stock to be purchased. Such notice shall be accompanied by payment in full of the Option Exercise Price of the shares of Stock for which the Option is exercised, in cash or by check or by such other instrument or arrangement as the Committee may approve at or after grant. Subject to the following sentence, unless otherwise determined by the Committee, in its sole discretion, at or after grant, payment, in full or in part, of the option price of Incentive Stock Options and Non-Qualified Stock Options may be made in the form of unrestricted Stock which has been owned by the Participant for more than six (6) months. If so permitted, the value of each such share surrendered or withheld shall be equal to the Fair Market Value of the Stock on the date the Option is exercised.

No Stock shall be issued pursuant to an exercise of an Option until full payment has been made therefor. A Participant shall not have rights to dividends or any other rights of a shareholder with respect to any Stock subject to an Option unless and until the Participant has given written notice of exercise, has paid in full for such shares, has given, if requested, the representation described in Section 14(a) and such shares have been issued to the Participant.

(v) Subject to Section 5(b)(iv), all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, subject to Sections 8(b)(iii) and 8(c) and the terms of the applicable Award Agreement, by the Participant’s authorized legal representative if the Participant is unable to exercise an Option as a result of the Participant’s disability.

(vi) If a Participant’s employment by the Company or any Subsidiary or Affiliate terminates by reason of death, then any Award of Stock Options held by such Participant may thereafter be exercised, to the extent such Option was exercisable at the time of death or would have become exercisable within one year from the time of death had the Participant continued to fulfill all conditions of the Option during such period (or on such accelerated basis as the Committee may determine at or after grant), by the estate of the Participant (acting through its fiduciary) for a period of one year (or such other period as the Committee may specify at or after grant) from the date of the Participant’s death; provided that in each case (i) the determination of whether any such Award would have vested or become exercisable within one year from the Participant’s death shall be made without regard to whether the Participant could have been eligible for a Qualified Retirement during such one year period, and (ii) if the vesting of such Award is conditioned on or subject to the achievement of specified Performance Goals, such Performance Goals are achieved prior to the earlier of the expiration of such one year period or the Expiration Date of the Award. The balance of the Award, if any, shall be forfeited.

(vii) Unless otherwise determined by the Committee at or after the time of granting any Stock Option, if a Participant’s employment by the Company or any Subsidiary or Affiliate terminates for any reason other than death, all Stock Options held by such Participant shall thereupon immediately terminate, except that, as to any Option Installment otherwise exercisable at the time of termination, if the Participant’s employment terminates for any reason other than death or Cause, any such Stock Option may be exercised at any time on or before the earlier of sixty (60) days after the date of such termination or the applicable Expiration Date.

(c) Incentive Stock Options. Notwithstanding Section 4, only employees of the Company or a Subsidiary shall be eligible to receive Incentive Stock Options. Notwithstanding Section 5(b)(v) and (vi), an Incentive Stock Option shall be exercisable by (i) a Participant’s authorized legal representative (if the Participant is unable to exercise the Incentive Stock Option as a result of the Participant’s disability) only if, and to the extent, permitted by Section 422 of the Code and Section 16 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) by the Participant’s estate, in the case of death, or authorized legal representative, in the case of disability, no later than 10 years from the date the Incentive Stock

Option was granted (or 5 years in the case of a 10% Participant) (in addition to any other restrictions or limitations which may apply). Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under such Section 422 or any successor Section thereto.

(d) Buyout Provisions. The Company, based on such terms and conditions as may be approved by the Committee in its discretion, at any time may buy out, for a payment in cash, any Option previously granted, based on such terms and conditions as the Committee shall establish and agree upon with the Participant, provided that no such transaction involving a Section 16 Participant shall be structured or effected in a manner that would violate, or result in any liability on the part of the Participant under, Section 16 of the Exchange Act or the rules and regulations promulgated thereunder.

SECTION 9. Stock Appreciation Rights.

(a) Grant. Stock Appreciation Rights may be granted alone, in addition to or in tandem with other Awards granted under the Plan or cash awards made outside of the Plan. In the case of an Award of Stock Appreciation Rights relating to an Award of Non-Qualified Stock Options, such rights may be granted either at or after the time of the grant of the related Non-Qualified Stock Options. In the case of Incentive Stock Options, such rights may be granted in tandem with Incentive Stock Options only at the time of the grant of such Incentive Stock Options and exercised only when the Fair Market Value of the Stock subject to the Option exceeds the option price of the Option.

Stock Appreciation Rights issued in tandem with Stock Options (“Tandem SARs”) shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant if a Stock Appreciation Right is granted with respect to less than the full number of shares of Stock subject to the related Stock Option.

All Stock Appreciation Rights granted hereunder shall be exercised, subject to Section 9(b), in accordance with the procedures established by the Committee for such purpose. Upon such exercise, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 9(b)(ii) and the applicable Award Agreement.

(b) Terms and Conditions. In addition to the terms and conditions set forth in Section 5, Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(i) Tandem SARs shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 8 and this Section 9, and Stock Appreciation Rights granted separately (“Freestanding SARs”) shall be exercisable as the Committee shall determine.

(ii) Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash or shares of Stock, as determined by the Committee at the time of grant, equal in value to the excess of the Fair Market Value of one share of Stock on the date of exercise of the Stock Appreciation Right over (A) the option price per share specified in the related Stock Option in the case of Tandem SARs, which price shall be fixed no later than the date of grant of the Tandem SARs, or (B) the price per share specified in the related Award Agreement in the case of Freestanding SARs, which price shall be fixed at the date of grant and shall be not less than the Fair Market Value of the Stock on the date of grant, multiplied by the number of shares of Stock in respect of which the Stock Appreciation Right shall have been exercised. The Committee, in its sole discretion, shall have the right to determine the form of payment (i.e. cash, Stock or any combination thereof) and to approve any election by the Participant to receive cash, in whole or in part, upon exercise of the Stock Appreciation Right. When payment is to be made in Stock, the number of shares of Stock to be paid shall be calculated on the basis of the Fair Market Value of the Stock on the date of exercise. Notwithstanding the foregoing, the Committee may unilaterally limit the appreciation in value of any Stock Appreciation Right at any time prior to exercise.

(iii) Upon the exercise of a Tandem SAR, the related Stock Option must also be exercised at the same time.

(iv) In its sole discretion, the Committee may grant “Limited” Stock Appreciation Rights under this Section 9; that is, Freestanding SARs that become exercisable only in the event of a Change in Control, subject to such terms and conditions as the Committee may specify at grant. Such Limited Stock Appreciation Rights shall be settled solely in cash.

(v) Stock Appreciation Rights shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the Participant or, subject to Section 9(b)(vi), by the Participant’s authorized legal representative if the Participant is unable to exercise a Stock Appreciation Right as a result of the Participant’s disability.

(vi) Unless varied by the Committee, Stock Appreciation Rights shall be subject to the terms and conditions specified for Stock Options in Sections 8(b)(vi) and (vii), and 8(d), except that the terms and conditions applicable to any Stock Appreciation Right held by a Section 16 Participant shall not be varied in a manner that would cause the exercise or cancellation of such Stock Appreciation Right to fail to qualify for any applicable exemption from Section 16(b) of the Exchange Act provided by Rule 16b-3 thereunder.

SECTION 10. Qualified Retirement.

If a Participant’s employment with the Company (or any of its Subsidiaries or Affiliates) terminates due to a Qualified Retirement, the following provisions shall apply (subject in all cases to Section 10(d) hereof):

(a) With respect to Stock Options and Stock Appreciation Rights, if and to the extent that any Option Installment or Stock Appreciation Right is vested and is exercisable as of the Qualified Retirement Date, such Option Installment and Stock Appreciation Rights shall not terminate upon the termination of the Participant’s employment, but may be exercised by the Participant, in whole or in part, at any time between the Qualified Retirement Date and the Expiration Date applicable thereto. As to any Option Installment or Stock Appreciation Right which vests upon a Qualified Retirement in accordance with either the Subsections (b) or (c) below, such Stock Options or Stock Appreciation Rights shall be exercisable from and after such vesting date through and including the applicable Expiration Date.

(b) With respect to all unvested Time-Based Awards held by the Participant on his or her Qualified Retirement Date, if and to the extent that any Award Installment is not vested as of such Qualified Retirement Date, such Award Installment (A) shall remain in effect with respect to fifty percent (50%) of the Award Installment, which shall then vest and be free of applicable restrictions on such Qualified Retirement Date, except that as to any Participant who is a “specified employee” as defined in Section 409A of the Code, any distribution or exercise of rights with respect to such Awards may not occur until the date that is six (6) months plus one (1) day after Participant’s Qualified Retirement Date; and (B) shall terminate, effective as of the Qualified Retirement Date, with respect to the remaining fifty percent (50%) of such Award Installment.

(c) With respect to all unvested Performance-Based Awards held by the Participant on his or her Qualified Retirement Date, if and to the extent that any Award Installment is not vested as of the Qualified Retirement Date, such Award Installment (A) shall remain in effect with respect to fifty percent (50%) of the Award Installment, which shall vest upon the achievement of the related Performance Goals (unless such Performance Goals are not achieved prior to the Expiration Date applicable to such Award Installment, in which event the Award Installment will terminate, and such Award Installment will be forfeited, as of such Expiration Date), and (B) shall terminate, effective as of the Qualified Retirement Date, with respect to the remaining fifty percent (50%) of such Award Installment; provided that, with respect to any member of the Company’s Senior Management Group, and any other Participant specified in writing by the Company’s Chief Executive Officer and Chief Human Resource Officer, if such individual has given the Company written notice of his or her intended retirement date at least twelve months but not more than fourteen months prior to such date, and if such individual in fact terminates on such intended retirement date (or such later date as the Company and such individual may agree, subject to such conditions as the Company may deem appropriate), upon any Qualified Retirement of such individual, no portion of any Performance-Based Awards held by such Participant on his or her Qualified Retirement Date will terminate on such date, but such Awards will remain in effect in full and shall vest as of the date on which, and to the extent that, the applicable Performance Goals have been achieved (unless such Performance Goals are not achieved prior to the Expiration Date applicable to such Award, in which event the Award will terminate and be forfeited, as of such Expiration Date).

(d) If the Committee determines that the Participant is or has engaged in any Disqualifying Activity, then:

(i) to the extent that a Stock Option or Stock Appreciation Right has vested and is exercisable as of the date of such determination by the Committee:

(A) if the Disqualification Date for any Disqualifying Activity occurred on or prior the date of such employee’s termination from the Company or any Subsidiary or Affiliate, or the Disqualification Date occurred after such termination and such activity is covered by any of clauses (ii), (iii) (with respect to a material violation of any agreement between the Participant and the Company) or (iv) of the definition of Disqualifying Activity above, all such Stock Options and Stock Appreciation Rights shall terminate, and all related shares of Stock shall be forfeited, as of such date, and

(B) if any such activity covered by clause (i) of the definition of Disqualifying Activity and the related Disqualification Date occurs after the termination of the Participant’s employment, the Participant shall have the right to exercise such Option or Stock Appreciation Right on or before the earlier of the Expiration Date applicable thereto or the date that is sixty (60) days after the date upon which the Company sends written notice to such Participant of the Committee’s determination hereunder; and

(ii) to the extent that any Award Installment held by such Participant has not vested as of the date of such determination by the Committee, the Award Installment shall terminate, and all related shares of Stock, Units, Stock Options or Stock Appreciation Rights shall be forfeited, as of such date.

Any determination by the Committee hereunder, which may act upon the recommendation of the Chief Executive Officer or other senior officer of the Company, that the Participant is or has engaged in any Disqualifying Activity, and as to the Disqualification Date, shall be final and conclusive.

SECTION 11. Change In Control Provision.

(a) Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, and subject to the provisions of subsection (b) below, upon a Change in Control of the Company, the following shall control:

(i) In the event that the Change in Control does not result in a liquidation or cancellation of or other change to the Company’s Stock, each Award then outstanding shall remain in effect after the Change in Control on the terms and conditions set forth in the Plan and the applicable Award Agreement.

(ii) In the event that the Change in Control results in a cash payment for each outstanding share of the Company’s Stock (a “Cash Payment”), then to the extent of such Cash Payment, as of the date of the Change in Control, each Award then outstanding shall be fully vested, and any applicable restrictions, limitations or Performance Goals applicable to such Award shall terminate, and such Award shall be cashed out on the basis of such Cash Payment and paid to the Participant.

(iii) In the event that a Change in Control results in the conversion or exchange of another publicly held equity security for the Company’s Stock in a corporate transaction described in the regulations under Section 409A of the Code, such that the Company’s Stock is not the surviving security, then to the extent of such conversion or exchange, as of the date of the Change in Control:

(A) each outstanding Time-Based Award shall be converted into a new equity award based on the surviving security and the conversion or exchange rate applicable to shares of Stock in the underlying transaction, which new Award shall be equal in value to, in similar form as, and with equivalent terms, conditions and restrictions, including vesting and forfeiture provisions, as that portion of the Award being so converted into the new equity award; and

(B) each outstanding Performance-Based Award shall be fully vested, and any applicable restrictions, limitations or Performance Goals applicable to such Award shall terminate, and the value thereof (determined in accordance with clause (iv) immediately below) shall be cashed out and paid to the Participant on the basis of the Change in Control Price.

(iv) If the circumstances described in subsection (ii) or (iii) applies to Performance-Based Awards, the Committee shall value those Awards based on the number of shares of Stock or Units, or (if applicable) the Target number of such shares or Units, that are the subject of such Award and the Cash Payment or the Change in Control Price, as applicable.

(b) Notwithstanding the provisions of subsection (a) above, if on the date of or during the twenty-four (24)-month period following a Change in Control, either (a) the Company (or the surviving entity) terminates the Participant’s employment other than for Cause, or (b) the Participant terminates his or her employment for Good Reason (as stated in a written notice to the Company (or the surviving entity), which must be provided within 30 days after the occurrence of the event(s) constituting such Good Reason, and must set forth such Good Reason in reasonable detail and the expected date of termination, which shall be not more than 30 days after the date of such notice), and in either case, such termination qualifies as a “separation from service” under Section 409A of the Code, then upon the occurrence of such termination:

(i) With respect to any Awards of Options or Stock Appreciation Rights that were outstanding as of the date of such Change in Control, were not cashed out under section (a) above, and have not yet vested or been forfeited according to their respective terms as of the termination date, such Awards shall be fully vested and exercisable and shall remain exercisable until earlier of the Expiration Date of such Option or Stock Appreciation Right or the date that is sixty (60) days after such termination of employment; and

(ii) With respect to any Awards of Restricted Stock or Restricted Stock Units that were outstanding as of the date of such Change in Control, were not cashed out under subsection (a) above, and have not yet vested or been forfeited according to their respective terms as of the termination date, such Awards shall be fully vested and free of all restrictions and limitations, and, with respect to Restricted Stock Units, shall be settled as promptly as is practicable in accordance with the Plan and the applicable Award Agreement.

To the extent any such Award constitutes deferred compensation under Section 409A of the Code, the required distribution under this subsection (b) to any “specified employee” as defined under Section 409A of the Code may not occur until six months and one day after such termination of employment.

SECTION 12. Amendments and Termination.

(a) The Board, at any time, in its sole discretion, may amend, supplement, alter or discontinue the Plan, but, except as otherwise expressly provided in the Plan, no such amendment, supplement, alteration or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent. The Company shall submit to the shareholders of the Company for their approval any amendments to the Plan which are required to be approved by shareholder by law or the rules and regulations of any governmental authority or any stock exchange upon which the Stock is then traded.

(b) Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the approval of the shareholders, to (i) increase the total number of shares of Stock that may be issued under the Plan or to any Participant during any calendar year (except for adjustments pursuant to Section 3(c)), (ii) permit the granting of Stock Options or Stock Appreciation Rights with an exercise price lower than those specified in Section 8(b)(i) and 9(b)(ii) or permit the Committee to reduce the exercise price of previously issued and outstanding Stock Options or Stock Appreciation Rights, (iii) modify the Plan’s eligibility requirements, (iv) change the Performance Goals as defined in Section 1(b), or (v) increase the total number of shares of Stock that may be available for Awards of Incentive Stock Options under Section 3(a) (except for adjustments pursuant to Section 3(c)). Further, no Performance-Based Award may be amended if such amendment would adversely affect the Award’s qualification as qualified performance-based compensation under Section 162(m) of the Code.

(c) The Committee, at any time, in its sole discretion, may amend the terms of any outstanding Award, but, except as otherwise expressly provided by the Plan, no such amendment shall be made which would: (i) impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent; (ii) in the case of any Award of a Stock Option or Stock Appreciation Right, reduce the exercise price relating to such Award or, in any other case, reduce the purchase price (if any) of the Stock which is subject to an outstanding Award; (iii) make the applicable exemptions provided by Rule 16b-3 under the Exchange Act unavailable to any Section 16 Participant holding an Award without the Participant’s consent; or (iv) with respect to any Award which is subject to the restrictions on deferred compensation under Code Section 409A, result in a modification of the timing or form of payment of such compensation pursuant to such Award except to the extent permitted by Code Section 409A and the regulations promulgated thereunder.

(d) Subject to the above provisions, the Board shall have all necessary authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 13. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

SECTION 14. General Provisions.

(a) The Committee may require each Participant acquiring Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Stock without a view to distribution thereof. Any certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All shares of Stock or other securities issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any certificates for such shares to make appropriate reference to such restrictions or to cause such restrictions to be noted in the records of the Company’s stock transfer agent and any applicable book entry system.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Neither the adoption of the Plan, nor its operation, nor any document describing, implementing or referring to the Plan, or any part thereof, shall confer upon any Participant under the Plan any right to continue in the employ, or as a director, of the Company or any Subsidiary or Affiliate, or shall in any way affect the right and power of the Company or any Subsidiary or Affiliate to terminate the employment, or service as a director, or change the job title, duties, authority, position or compensation of any Participant in the Plan at any time with or without assigning a reason therefor, to the same extent as the Company or any Subsidiary or Affiliate might have done if the Plan had not been adopted.

(d) For purposes of this Plan, a transfer of a Participant between the Company and any of its Subsidiaries or Affiliates, or between such Subsidiaries or Affiliates, shall not be deemed a termination of employment or adversely affect or enlarge the rights of any Participant under this Plan or with respect to any Award.

(e) No later than the date as of which an amount relating to any Award under the Plan first becomes taxable, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, at least the minimum federal, state and local taxes and other items of any kind required by law to be withheld with respect to such amount. Subject to the following sentence and such rules and procedures as the Committee may determine from time to time, unless otherwise determined by the Committee, minimum tax withholding obligations may be settled with Stock, including, without limitation, unrestricted Stock previously owned by the Participant or that would otherwise be distributed or purchased in connection with the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any election by a Section 16 Participant to settle such tax withholding obligation with Stock that is previously owned by the Participant or part of such Award shall be subject to prior approval by the Committee, in its sole discretion. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries and Affiliates to the extent permitted by law shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company may withhold or collect tax withholdings in excess of the minimum requirements at the Participant’s request, subject to such rules and procedures as the Committee or the Company shall deem appropriate.

(f) The Plan, all Awards made and all actions taken thereunder and any agreements relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio.

(g) In the event any Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company and the Company shall have the right to offset against such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.

(h) (i) If (A) a Performance-Based Award granted to any executive officer shall vest hereunder on the basis of the achievement of certain financial or operating results as specified by the Committee (which includes, for purposes hereof, all of the Performance Goals that are available to the Committee under this Plan), (B) those financial or operating results were incorrect and were subsequently the subject of a restatement by the Company within three (3) years after the date of vesting, and (C) the vesting event would not have occurred as to some or all of such shares if the actual financial or operating results had been known as of the date of vesting, then the Company shall have the right of recoupment from the executive officer who received such shares of Stock upon such vesting or who elected to defer such shares at vesting. The Company will have this right of recoupment whether or not the executive officer in question was at fault or responsible in any way in causing such restatement. In such circumstances, the Company, in its sole discretion, will have the right to adjust and amend the terms of all outstanding Stock Options as may be appropriate, and to recover from each executive officer, and each such executive officer will refund to the Company promptly on demand, at the Company’s discretion, either (X) the number of shares of Stock that vested (or that were subject to Stock Options that vested and were thereafter exercised), were distributed or were deferred (as applicable) upon or after such vesting based on the incorrect operating or financial results, (Y) the dollar equivalent of such number of Shares as of the date of such vesting, without interest, or (Z) the value that was paid to or earned by the Participant, as applicable, at the time of vesting or upon the exercise of rights pursuant to any such vested Award, without interest. Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against unvested Awards made hereunder, credits against future bonus or other incentive payments or awards, or other appropriate mechanism.

(ii) If any Participant engaged in fraud or other misconduct (as determined by the Committee or the Board, in their respective sole discretion) resulting, in whole or in part, in a restatement of the financial or operating results used to determine the vesting of a Performance-Based Award hereunder, the Company will have the right to recoup from such Participant, and the Participant will transfer or pay to the Company promptly upon demand, in the Company’s discretion, either (A) the number of shares of Stock that vested (or that were subject to Stock Options that vested and were thereafter exercised), were distributed or were deferred (as applicable) upon or after such vesting based on the incorrect operating or financial results, (B) the dollar equivalent of such number of shares determined as of the date of such vesting, or (C) the value that was paid to or earned by the Participant, as applicable, at the time of vesting or upon the exercise of rights pursuant to any such vested Award, and in the case of (B) and (C) plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from such vesting date. The Company further shall have the right to terminate and cancel any and all Awards previously made to such Participant at any time hereunder that are then unvested or, if applicable, that have vested but have not then been exercised, and to recover from such Participant the Company’s costs and expenses incurred in connection with recovering such Shares or funds from Participant and enforcing its rights under this subsection (ii), including, without limitation, reasonable attorneys’ fees and court costs. There shall be no time limit on the Company’s right to recover such amounts under this subsection (ii), except as otherwise provided by applicable law.

(iii) The rights contained in this subsection (h) shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under this Plan or under any applicable law or regulation.

(i) In the event that an Award granted pursuant to the Plan shall constitute deferred compensation subject to Section 409A of the Code, the terms of the Plan as they apply to such Award shall be interpreted to comply with the requirements of Section 409A of the Code.

SECTION 15. Shareholder Approval; Effective Date of Plan.

The Plan was adopted by the Board on January 29, 2010 and is subject to approval by the holders of the Company’s outstanding Stock, in accordance with applicable law. The Plan will become effective on the date of such approval.

SECTION 16. Term of Plan.

No Award shall be granted pursuant to the Plan on or after January 31, 2020, but Awards granted prior to such date may extend beyond that date, subject to the terms hereof and the applicable Award Agreement.